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                                                                    Exhibit 21.1

                    SUBSIDIARIES OF ALTEON WEBSYSTEMS, INC.

Alteon WebSystems Asia Limited, a Hong Kong corporation
Alteon WebSystems Ireland Limited, an Ireland corporation
Alteon WebSystems Ireland International Ltd., an Ireland corporation Alteon WebSystems International, Inc. , a Delaware corporation
Alteon WebSystems International Limited, a Bermuda corporation
Alteon WebSystems SARL, a French corporation
Alteon WebSystems Pty Limited, an Australian corporation
Pharsalia Technologies, Inc., a Delaware corporation